Exhibit 23.2

Your Vision Our Focus

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 (the “Registration Statement”) of our report dated September 30, 2024, relating to the financial statements of Amesite Inc. (the “Company”), which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, appearing in the Annual Report on Form 10-K/A of the Company for the year ended June 30, 2024.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Turner, Stone & Company, L.L.P.

Turner, Stone & Company, L.L.P.

Dallas, Texas

April 20, 2026